Exhibit 99.1

(BW) (INTERVEST-BANCSHARES) (IBCA)

INTERVEST BANCSHARES CORPORATION

Reports 2007 Second Quarter Earnings of $5.4 Million

Business Editors – New York – (Business Wire – July 16, 2007)

Intervest Bancshares Corporation (NASDAQ-GS:IBCA) (the “Company”) today reported that its net earnings for the second quarter of 2007 (“Q2-07”) amounted to $5.4 million, or $0.63 per diluted share, compared to $6.4 million, or $0.77 per diluted share, reported for the second quarter of 2006 (“Q2-06”). Net earnings for the first half of 2007 (“6mths-07”) amounted to $10.7 million, or $1.25 per diluted share, compared to $12.8 million, or $1.54 per diluted share, for the first half of 2006 (“6mths-06”). Average diluted shares outstanding totaled 8.6 million in the 2007 periods, compared to 8.4 million for the 2006 periods.

Net earnings for Q2-07 decreased by $1.0 million from Q2-06 due to a $1.5 million decrease in net interest and dividend income and a $0.4 million increase in noninterest expenses, partially offset by a $0.7 million decrease in the provision for income taxes and a $0.2 million increase in noninterest income. Net interest and dividend income decreased due to a lower net interest margin during a period in which the treasury yield curve continued to be flat-to-inverted, which more than offset growth in interest-earning assets. The Company’s net interest margin (excluding prepayment income) decreased to 2.29% in Q2-07, from 2.94% in Q2-06, while its average loans outstanding increased during the same time frame by $165 million to $1.6 billion, and average security investments increased by $85 million to $408 million. The net interest margin was adversely affected by the following: a higher cost of deposits, repayments of higher yielding loans coupled with lower competitive pricing for new loans; and an increase in nonaccrual loans. Noninterest expenses were higher due to an increase in FDIC insurance premiums imposed on all banks. The provision for income taxes decreased due to lower pretax income, while noninterest income increased due to a higher level of income from loan prepayments, partially offset by a decrease in fees earned from expired loan commitments. The Company’s effective income tax rate was approximately 44% for both periods, and the Company had 72 employees at June 30, 2007, compared to 76 at June 30, 2006.

The Company’s efficiency ratio, which is a measure of its ability to control expenses as a percentage of its revenues, continued to be favorable and was 23% for Q2-07, compared to 19% for Q2-06. The Company’s return on average assets and equity decreased to 1.05% and 12.09% in Q2-07, from 1.42% and 17.66%, respectively, in Q2-06.

Net earnings for 6mths-07 decreased by $2.1 million from 6mths-06 due to a $2.4 million decrease in net interest and dividend income, a $0.6 million increase in the provision for loan losses, a $0.4 million increase in noninterest expenses and $0.2 million decrease in noninterest income, partially offset by a $1.5 million decrease in the provision for income taxes. The increase in the provision for loan losses was largely due to an increase in the rate of net loan growth over the prior year period. The decrease in noninterest income was due to a decrease in fees earned from expired loan commitments. The reasons for the changes in the remaining items were due to the same factors discussed above for the quarterly period.

Total assets at June 30, 2007 increased to $2.05 billion, from $1.97 billion at December 31, 2006. The increase reflected the growth in the Company’s loan portfolio, partially offset by a lower level of security investments. Total cash and other short-term investments at June 30, 2007 remained relatively unchanged at $39 million, compared to $40 million at December 31, 2006.

Total loans, net of unearned fees, at June 30, 2007 increased to $1.62 billion, from $1.49 billion at December 31, 2006. The increase was due to new originations secured by commercial and multifamily real estate exceeding principal repayments. New originations totaled $165 million for Q2-07 and $310 million for 6mths-07, compared to $147 million for Q2-06 and $290 million for 6mths-06. Principal repayments totaled $97 million for Q2-07 and $183 million for 6mths-07, compared to $109 million for Q2-06 and $219 million for 6mths-06.

Total nonaccrual loans increased to $22.1 million at June 30, 2007, from $3.3 million at December 31, 2006, due to the addition of five loans, four of which totaling $8.5 million were added in March and are collateralized by commercial real estate located in New Jersey. Each loan is guaranteed by a principal for whom a Bankruptcy Trustee has been appointed to administer his assets. The other loan of $11.3 million was added in June for nonpayment and is secured by a multifamily property located in Long Island, New York. Foreclosure proceedings are pending for all nonaccrual loans, although the proceedings concerning the New Jersey properties are temporarily stayed by reason of the bankruptcy filing. The Company believes each of the nonaccrual loans is well collateralized. Foreclosed real estate at June 30, 2007 amounted to $975,000 and represented the carrying value of a multifamily property located in Jersey City, New Jersey, that was acquired in April. The property is being actively marketed for sale. The Company does not own or originate sub prime single-family home loans and it does not own or originate construction/development loans.

Total loans past due ninety days and still accruing at June 30, 2007 amounted to $16.3 million and represented one loan that matured on April 1st and the borrower has since ceased making payments of principal and interest. The loan is well secured by a waterfront hotel, restaurant and marina resort in St. Augustine, Florida, as well as a $1.3 million cash deposit with the Bank. Discussions regarding the resolution of this loan are in progress and are expected to result in either a full satisfaction of the loan, including the receipt of all past due interest of approximately $0.5 million, or in the loan being brought current with an extension of the maturity date.

The total allowance for loan losses amounted to $19.4 million at June 30, 2007, compared to $17.8 million at December 31, 2006. The allowance represented 1.20% of total loans (net of deferred fees) outstanding at June 30, 2007 and December 31, 2006. The increase in the allowance was due to provisions totaling $1.6 million during the period resulting primarily from net loan growth of $127 million from December 31, 2006.

Total securities held to maturity at June 30, 2007 decreased to $360 million, from $404 million at December 31, 2006, due to maturities and calls exceeding new purchases. The investment portfolio, which is held by Intervest National Bank, had a weighted-average remaining contractual maturity of 2.4 years and a yield of 5.14% at June 30, 2007. The Bank has used the proceeds from the security repayments to partially fund new loans. The Company does not own or invest in collateralized debt obligations or collateralized mortgage obligations.

Total deposits at June 30, 2007 increased to $1.64 billion, from $1.59 billion at December 31, 2006, reflecting an increase in certificate of deposit accounts. The Bank’s goal is to target its loan-to-deposit ratio at approximately 85%. This ratio was 90% at June 30, 2007. During the first half of 2007, the Bank utilized a higher level of FHLBNY advances to partially fund the growth in its loan portfolio.

Total borrowed funds and related interest payable at June 30, 2007 increased to $190 million, from $173 million at December 31, 2006, due to a $23 million increase in short-term FHLBNY advances, partially offset by a $6 million decrease in outstanding debentures and related interest payable resulting from cash repayments and the conversion of certain debentures into the Holding Company’s Class A common stock.

Total stockholders’ equity at June 30, 2007 increased to $178 million, from $170 million at December 31, 2006. The increase was due to the following: $10.7 million from net earnings and $1.9 million from the conversion of debentures, partially offset by the payment a $2.1 million cash dividend and the repurchase of $2.9 million of Class A common stock. As of June 30, 2007, the Holding Company has repurchased a total of 115,200 shares of its Class A common stock for $2.9 million under its $10 million share repurchase plan announced on April 25, 2007. Book value per common share rose to $21.25 at June 30, 2007, from $20.31 at December 31, 2006.

Intervest Bancshares Corporation is a financial holding company. Its operating subsidiaries are: Intervest National Bank, a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida; and Intervest Mortgage Corporation, a mortgage investment company. Intervest National Bank maintains capital ratios in excess of the regulatory requirements to be designated as a well-capitalized institution. Intervest Bancshares Corporation’s Class A Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA.

This press release may contain forward-looking information. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may affect the Company’s actual results of operations. The following important factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: changes in general economic conditions in the Company’s market areas; changes in policies by regulatory agencies; fluctuations in interest rates; demand for loans; and competition. Reference is made to the Company’s filings with the SEC for further discussion of risks and uncertainties regarding the Company’s business. Historical results are not necessarily indicative of the future prospects of the Company.

Contact: Lowell S. Dansker, Chairman, Intervest Bancshares Corporation

One Rockefeller Plaza (Suite 400), New York, New York 10020-2002, Phone 212-218-2800 Fax 212-218-2808

Selected Consolidated Financial Information Follows.

INTERVEST BANCSHARES CORPORATION

Selected Consolidated Financial Information

	Quarter Ended		Six-Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2007	2006	2007	2006
Selected Operating Data:
Interest and dividend income	$34,082	$31,737	$67,347	$61,803
Interest expense	22,489	18,647	44,184	36,227

Net interest and dividend income	11,593	13,090	23,163	25,576
Provision for loan losses	715	589	1,569	950

Net interest and dividend income after provision for loan losses	10,878	12,501	21,594	24,626
Noninterest income	1,842	1,612	3,444	3,694
Noninterest expenses	3,117	2,732	5,886	5,528

Earnings before income taxes	9,603	11,381	19,152	22,792
Provision for income taxes	4,236	4,973	8,432	9,964

Net earnings	$5,367	$6,408	$10,720	$12,828

Basic earnings per share	$0.64	$0.82	$1.28	$1.64
Diluted earnings per share	$0.63	$0.77	$1.25	$1.54
Adjusted net earnings for diluted earnings per share (1)	$5,378	$6,445	$10,764	$12,905
Weighted-average common shares and common equivalent shares outstanding for computing:
Basic earnings per share	8,416,248	7,842,288	8,394,791	7,834,063
Diluted earnings per share (2)	8,578,039	8,372,967	8,586,818	8,361,417
Common shares outstanding at end of period	8,364,951	7,848,905	8,364,951	7,848,905
Common stock warrants outstanding at end of period	195,000	696,465	195,000	696,465
Yield on interest-earning assets	6.75%	7.14%	6.80%	7.09%
Cost of funds	4.97%	4.65%	4.97%	4.60%
Net interest margin (3)	2.29%	2.94%	2.34%	2.93%
Return on average assets (annualized)	1.05%	1.42%	1.06%	1.45%
Return on average equity (annualized)	12.09%	17.66%	12.27%	18.09%
Effective income tax rate	44.11%	43.70%	44.03%	43.72%
Efficiency ratio (4)	23%	19%	22%	19%
Total average loans outstanding	$1,600,360	$1,435,306	$1,570,330	$1,414,189
Total average securities outstanding	$407,788	$322,628	$407,775	$313,396
Total average short-term investments outstanding	$18,235	$25,882	$20,442	$31,000
Total average interest-earning assets outstanding	$2,026,383	$1,783,816	$1,998,547	$1,758,585
Total average assets outstanding	$2,044,083	$1,799,681	$2,017,591	$1,774,346
Total average deposits outstanding	$1,663,757	$1,439,656	$1,636,058	$1,425,089
Total average borrowings outstanding	$149,675	$167,558	$158,341	$161,757
Total average interest-bearing liabilities outstanding	$1,813,432	$1,607,214	$1,794,399	$1,586,846

Selected Financial Condition Information:	At Jun 30, 2007	At Mar 31, 2007	At Dec 31, 2006	At Sep 30, 2006	At Jun 30, 2006
Total assets	$2,052,831	$2,040,658	$1,971,753	$1,970,106	$1,791,672
Total cash and short-term investments	$39,321	$84,453	$40,195	$103,001	$19,540
Total securities held to maturity	$359,687	$373,322	$404,015	$340,783	$300,779
Total FRB and FHLB stock	$8,511	$6,001	$6,938	$5,813	$5,813
Total loans, net of unearned fees	$1,618,491	$1,550,370	$1,490,653	$1,492,352	$1,439,436
Total deposits	$1,636,287	$1,677,705	$1,588,534	$1,601,124	$1,450,955
Total borrowed funds and accrued interest payable	$190,007	$144,658	$172,909	$174,080	$149,528
Total stockholders’ equity	$177,720	$175,498	$170,046	$154,402	$149,413
Total allowance for loan losses	$19,402	$18,687	$17,833	$17,038	$16,131
Total loans ninety days past due and still accruing	$16,314	$—	$—	$18,639	$1,332
Total nonaccrual loans	$22,076	$11,735	$3,274	$7,672	$3,076
Total loan chargeoffs	$—	$—	$—	$—	$—
Total foreclosed real estate	$975	$—	$—	$—	$—
Book value per common share	$21.25	$20.95	$20.31	$19.66	$19.04
Allowance for loan losses / net loans	1.20%	1.21%	1.20%	1.14%	1.12%

(1)	Represents net earnings plus interest expense on dilutive convertible debentures, net of taxes, that would not occur if the convertible debentures were assumed to be converted during the period they were outstanding for purposes of computing diluted earnings per share.
(2)	Diluted EPS includes shares that would be outstanding if dilutive common stock warrants and convertible debentures were assumed to be exercised/converted during the period. All outstanding warrants were considered for the EPS computations.
(3)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 2.57% and 3.16% for the quarters ended June 30, 2007 and 2006, respectively, and 2.60% and 3.24% for the six-months ended June 30, 2007 and 2006, respectively.
(4)	Represents noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income.

INTERVEST BANCSHARES CORPORATION

Consolidated Financial Highlights

	At or For The Period Ended
($ in thousands, except per share amounts)	Six-Months Ended June 30, 2007	Year Ended Dec 31, 2006	Year Ended Dec 31, 2005	Year Ended Dec 31, 2004	Year Ended Dec 31, 2003
Balance Sheet Highlights:
Total assets	$2,052,831	$1,971,753	$1,706,423	$1,316,751	$911,523
Asset growth rate	4%	16%	30%	44%	33%
Total loans, net of unearned fees	$1,618,491	$1,490,653	$1,367,986	$1,015,396	$671,125
Loan growth rate	9%	9%	35%	51%	37%
Total deposits	$1,636,287	$1,588,534	$1,375,330	$993,872	$675,513
Deposit growth rate	3%	16%	38%	47%	34%
Loans/deposits (Intervest National Bank)	90%	84%	88%	86%	79%
Borrowed funds and accrued interest payable	$190,007	$172,909	$155,725	$202,682	$140,383
Stockholders’ equity	$177,720	$170,046	$136,178	$90,094	$75,385
Common shares outstanding (1)	8,364,951	8,371,595	7,823,058	6,271,433	5,988,377
Common book value per share	$21.25	$20.31	$17.41	$14.37	$12.59
Market price per common share	$28.16	$34.41	$24.04	$19.74	$14.65
Asset Quality Highlights
Nonaccrual loans .	$22,076	$3,274	$750	$4,607	$8,474
Loans ninety days past due and still accruing	$16,314	$—	$2,649	$—	$—
Foreclosed real estate	$975	$—	$—	$—	$—
Allowance for loan losses	$19,402	$17,833	$15,181	$11,106	$6,580
Loan recoveries	$—	$—	$—	$—	$—
Loan chargeoffs	$—	$—	$—	$—	$—
Allowance for loan losses / net loans	1.20%	1.20%	1.11%	1.09%	0.98%
Statement of Operations Highlights:
Interest and dividend income	$67,347	$128,605	$97,881	$66,549	$50,464
Interest expense	44,184	78,297	57,447	38,683	28,564

Net interest and dividend income	23,163	50,308	40,434	27,866	21,900
Provision for loan losses	1,569	2,652	4,075	4,526	1,969
Noninterest income	3,444	6,855	6,594	5,140	3,321
Noninterest expenses	5,886	13,027	10,703	8,251	7,259

Earnings before income taxes	19,152	41,484	32,250	20,229	15,993
Provision for income taxes	8,432	17,953	14,066	8,776	6,873

Net earnings	$10,720	$23,531	$18,184	$11,453	$9,120

Basic earnings per share	$1.28	$2.98	$2.65	$1.89	$1.85
Diluted earnings per share	$1.25	$2.82	$2.47	$1.71	$1.53
Adjusted net earnings used to calculate diluted earnings per share	$10,764	$23,679	$18,399	$11,707	$9,572
Average common shares used to calculate:
Basic earnings per share	8,394,791	7,893,489	6,861,887	6,068,755	4,938,995
Diluted earnings per share	8,586,818	8,401,379	7,449,658	6,826,176	6,257,720
Net interest margin (2)	2.34%	2.75%	2.70%	2.52%	2.90%
Return on average assets	1.06%	1.28%	1.20%	1.02%	1.19%
Return on average equity	12.27%	15.82%	16.91%	14.14%	15.34%
Effective income tax rate	44.03%	43.28%	43.62%	43.38%	42.98%
Efficiency ratio (3)	22%	23%	23%	25%	29%
Full-service banking offices	7	7	6	6	6

(1)	The decrease in shares in 2007 is comprised of 115,200 shares of Class A common stock repurchased, partially offset by the issuance of 108,556 shares of Class a common stock from the conversion of convertible debentures.

The increase in shares in 2006 is comprised of 501,465 shares from the exercise of Class A common stock warrants and 47,072 shares from the conversion of convertible debentures into Class A common stock.

The increase in shares in 2005 is comprised of 1,436,468 shares from a public offering of Class A common stock and 115,157 shares from the conversion of convertible debentures into Class A common stock.

The increase in shares in 2004 is comprised of 42,510 shares from the exercise of Class A common stock warrants and 240,546 shares from the conversion of convertible debentures into Class A common stock.

(2)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 2.60% for the six-months ended June 30, 2007, 3.02% for 2006, 3.04% for 2005, 2.84% for 2004 and 3.21% for 2003.
(3)	Represents noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income. Noninterest expenses for 2006 included a one-time charge of $1.5 million.